EXHIBIT 5.1

[WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]

October 17, 2002

Lattice Semiconductor Corporation
5555 N.E. Moore Court
Hillsboro, Oregon 97124-6421

Re:          Registration Statement on Form S–3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S–3 filed by you with the Securities and Exchange Commission on September 6, 2002 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of (i) an aggregate of 2,343,767 shares of your Common Stock (the “Cerdelinx Merger Shares”) issued by you as consideration in connection with the acquisition (the “Acquisition”) of Cerdelinx Technologies, Inc., a California corporation (the “Company”), pursuant to an Agreement and Plan of Reorganization, dated as of July 15, 2002 and amended on July 24, 2002, among you, Octopus Acquisition Corporation, the Company and certain other parties, (ii) an aggregate of 27,124 shares of your Common Stock (the “Cerdelinx Option Shares”) issuable upon the exercise of stock options (the  “Cerdelinx Options”) granted pursuant to the terms of the Company’s 2001 Stock Option Plan (the “Option Plan”), which options you assumed in connection with the Acquisition, and (ii) an aggregate of 119,074 shares of your Common Stock (the “Bain Shares”) which are issuable upon the exercise of that certain Warrant to Purchase Shares of Common Stock issued to Bain & Company, Inc. on May 7, 2002 (the “Bain Warrant”).  As your counsel in connection with these transactions, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Cerdelinx Merger Shares, the Cerdelinx Option Shares and the Bain Shares.

It is our opinion that the Cerdelinx Merger Shares are legally and validly issued, fully-paid and non-assessable.  It is our opinion that the Cerdelinx Option Shares have been duly authorized and, when issued by you upon exercise of the Cerdelinx Options in accordance with the terms of the Option Plan and the related option agreements, will be legally and validly issued, fully-paid and non-assessable.  It is our opinion that the Bain Shares have been duly authorized and, when issued by you upon exercise of the Bain Warrant in accordance with the terms thereof, will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.